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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-31900 and 333-60990 of iGo Corporation on Form S-8 of our report dated April 5, 2001 (which report expresses an unqualified opinion and includes a going concern uncertainty explanatory paragraph), appearing in this Annual Report on Form 10-K of iGo Corporation for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Reno, Nevada
April 15, 2002